Exhibit 10.12
SEPARATION AND CONSULTING AGREEMENT
          This Separation and Consulting Agreement (the “Agreement”) is entered into as of the 21st day of November, 2005 by Philip L. Rinaldi (the “Employee”) and Coffeyville Resources, LLC, a Delaware limited liability company (the “Company”) (each a “Party” and collectively, the “Parties”). The Parties acknowledge that the terms and conditions of this Agreement have been voluntarily agreed to and are intended to be final and binding.
RECITALS
          WHEREAS, the Parties have heretofore executed that certain employment agreement, dated as of March 3, 2004 (the “Employment Agreement”);
          WHEREAS, pursuant to the Stock Purchase Agreement, dated as of May 15, 2005, (the “Stock Purchase Agreement”), between Coffeyville Group Holdings, LLC, a Delaware limited liability company (“Seller”) and Coffeyville Acquisition LLC, a Delaware limited liability company (“Buyer”), Buyer purchased from Seller all of the issued and outstanding shares of capital stock of Coffeyville Pipeline, Inc., Coffeyville Refining & Marketing, Inc., Coffeyville Nitrogen Fertilizers, Inc., Coffeyville Crude Transportation, Inc. and Coffeyville Terminal, Inc.;
          WHEREAS, the Parties intend that the employment of the Employee with the Company will have terminated on the “Closing Date” (as such term is defined in the Stock Purchase Agreement);
          WHEREAS, upon termination of the Employee’s employment with the Company, the Employment Agreement terminated; and
          WHEREAS, the Parties intend that the Employee will continue to assist the Company in a non-employee capacity on the terms and conditions as set forth in this Agreement.
          NOW, THEREFORE, for and in consideration of the Consulting Fee (as defined herein), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
          1. Termination of Employment. It is hereby agreed that the Employee’s employment with the Company terminated on the Closing Date immediately after the “Closing” (as such term is defined in the Stock Purchase Agreement) concluded (the “Termination Date”). Effective as of the Termination Date, the Employee hereby resigns from his position as Chief Executive Officer of the Company, as an employee of the Company and, as applicable, as an employee, officer and director of each of the Company’s subsidiaries and affiliates. The Employee acknowledges and agrees that, from and after the Termination Date, he is no longer authorized to incur any expenses, obligations or liabilities on behalf of the Company or any of its affiliates other than the incurrence of reasonable and necessary expenses associated with performing duties required pursuant to and in accordance with Section 5.

          2. Severance Payments. Provided this Agreement has not been revoked pursuant to Section 3(e), the Employee shall be entitled to receive (collectively, the “Severance Benefits”):
          (a) the continuation of his base salary, at the rate in effect as of the Termination Date for a period of six (6) months or, if shorter, until he commences full-time employment with a new employer, such severance to be paid within ten (10) days from the date hereof in a single lump sum payment equal to $173,999.72, which amount represents (i) six (6) months of base salary equal to $175,000 less (ii) the aggregate Employee’s share of premium payments for continuing health care coverage provided pursuant to Section 2(b) that have not already been paid by the Employee,
          (b) the continuation of his health care benefits for a period of six (6) months from the Termination Date or, if shorter, until he commences full-time employment with a new employer (the “Continuation Period”), with the Employee’s right to elect continuing health care under COBRA to commence at the end of the Continuation Period, and
          (c) an amount equal to $165,678.99, which amount represents: (i) a pro-rata portion of the Employee’s award for 2005 under the 2005 Coffeyville Resources, LLC and Affiliated Companies Performance Based Income Sharing Plan equal to $91,000, (ii) $36,346, representing the Employee’s 5.4 weeks of earned but unused vacation and paid time off, (iii) $15,000 in lieu of outplacement services, and (iv) $23,332.99, representing (x) two months’ salary in lieu of receiving two months’ written notice of termination as provided in the Employment Agreement equal to $58,333 less (y) an amount paid by the Company to the Employee subsequent to the Termination Date of $35,000.01. Such total amount of $165,678.99 is to be paid within thirty (30) days after the date hereof.
          3. Release of Claims by the Employee.
          (a) In consideration of the Severance Benefits and the Company agreeing to pay the Consulting Fee, the sufficiency of which the Employee acknowledges, the Employee, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Employee, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with the Employee’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (v) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”) and any similar or analogous state statute, excepting only:
(A)	rights of the Employee under this Agreement;

(B)	the right of the Employee to receive COBRA continuation coverage in accordance with applicable law;

(C)	claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group, provided, however, that the Company agrees to cooperate with the timely transfer of the Employee’s 401(k) to a qualified IRA as directed by the Employee; and

(D)	rights to indemnification the Employee has or may have under the by-laws or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force.
          (b) The Employee acknowledges and agrees that the release of claims set forth in this Section 3 is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.
          (c) The release of claims set forth in this Section 3 applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney’s fees and expenses.
          (d) The Employee specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Section 3 is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Employee is not permitted to waive.
          (e) As to rights, claims and causes of action arising under the ADEA, the Employee shall have a period of twenty-one (21) days to consider whether to execute this Agreement. If the Employee accepts the terms hereof and executes this Agreement, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Agreement as it relates to the release of claims arising under the ADEA. If no such revocation occurs, this Agreement shall become irrevocable in its entirety, and binding and enforceable against the Employee, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, the Employee shall irrevocably forfeit any right to payment of the Severance Benefits, but the remainder of the Agreement shall continue in full force and effect.
          (f) Other than as to rights, claims and causes of action arising under the ADEA, the release of claims set forth in this Section 3 shall be immediately effective upon execution by the Employee.
          (g) The Employee acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.
          (h) The Employee acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to the release of claims set forth in this Section 3, and has been given a sufficient period within which to consider the release of claims set forth in this Section 3.
          4. Effect of Unenforceability of Release. In addition to any other remedy available to the Company hereunder, in the event that the release of claims set forth in Section 3 becomes null and void or is otherwise determined not to be enforceable by the Company for any reason, then the Employee shall promptly repay to the Company the Severance Benefits that have previously been paid to him pursuant to Section 2(a) and, in addition, the Company shall not be obligated to pay any Severance Benefits then remaining.
          5. Consulting Services. The Employee agrees that, for a period of one (1) month commencing on the Termination Date (the “Consulting Period”), the Employee shall, in a non-employee capacity, at such times and in such a manner as the Company shall reasonably request, assist the Company and the senior management of the Company, including (i) in transitioning his duties and responsibilities to one or more individuals identified by the Board and (ii) cooperating with the Company and the senior management of the Company in facilitating a smooth transition of leadership; provided, however, that the Employee shall not be required to work more than a reasonable number of hours per month pursuant to this Section 5. The Employee shall be paid $30,000 in arrears for such services (the “Consulting Fee”). During the Consulting Period, the Employee will be entitled to prompt reimbursement of reasonable business expenses incurred during the Consulting Period upon presentation of such expenses to the Company, provided that the incurrence of such expenses was approved in advance by the Company’s chief executive officer or his designee. For the sake of clarity, this Consulting Fee will be a payment that is in addition to and not in lieu of or in deferral of any Severance Benefits due hereunder.
          6. Confidentiality of Agreement. Except as may be required to be disclosed by court order, the Employee agrees not to disclose the terms of this Agreement to any person or entity, other than the Employee’s immediate family and financial or legal advisors who agree to be bound by this confidentiality provision. The Company agrees that it shall use its reasonable best efforts to avoid disclosure of the terms and conditions of this Agreement other than to the members of the Board, to employees of the Company with a need to know the terms and conditions thereof, or as required by applicable law.

          7. Return of Company Property. Except as otherwise provided in this Section 7, the Employee represents that he has returned to the Company all documents, files, and other property of any kind belonging to the Company not later than the Termination Date; provided, however, that the Employee and the Company agree to negotiate in good faith to finalize an agreement within thirty (30) days from the date hereof, under the terms of which the Employee will purchase from the Company, at a depreciated value, all business machines currently used by the Employee in the States of New York or New Jersey.
          8. Notices. Any notice required or desired to be delivered hereunder shall be in writing and shall be delivered personally, by courier service, by certified mail, return receipt requested, or by fax, and shall be effective when actually delivered to the Party to whom such notice shall be directed, and shall be addressed as follows (or to such other address as the Party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:	With a copy to:
Coffeyville Resources, LLC	Donald P. Carleen, Esq.
10 E. Cambridge Circle, Suite 250	Fried, Frank, Harris, Shriver & Jacobson LLP
Attn: Chief Operating Officer	One New York Plaza
Kansas City, KS 66103	New York, NY 10004
Fax: (913) 981-0000	Fax: (212) 859-4000

If to the Employee:	With a copy to:
Philip L. Rinaldi	G. Robert Marcus
1097 Westbrook Road	Norris, McLaughlin & Marcus
Bridgewater, NJ 08807	P.O. Box 1018
Fax: (908) 725-0465	Somerville, NJ 08876
Fax: (908) 722-0755
          9. Withholding. The Company shall have the right to deduct from any amount payable under this Agreement any taxes or other amounts required by applicable law to be withheld, and in the event such deductions are made, the Company shall timely provide the Employee with a statement of such deductions.
          10. Complete Agreement. Except for Sections 7, 8, 9 and 10 of the Employment Agreement (which sections shall continue to be in effect notwithstanding the termination of the Employment Agreement), this Agreement constitutes the complete agreement of the Parties and, from and after the Termination Date, shall supersede all agreements between the Parties to the extent they relate in any way to the employment, termination of employment, compensation and employee benefits of the Employee.
          11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
          12. Successors. This Agreement shall be binding upon any and all successors and assigns of the Employee and the Company.

          13. Governing Law. Except for issues or matters as to which federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Kansas without giving effect to the conflicts of law principles thereof.
IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties, all as of the date first above written.

COFFEYVILLE RESOURCES, LLC

/s/ Philip L. Rinaldi	/s/ Stanley A. Riemann
Philip L. Rinaldi	By: Stanley A. Riemann
Its: COO